May 4, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read the statements made by Iveda Solutions, Inc. (the “Company”) in Item 4.01 of the Company’s Current Report on Form 8-K dated May 4, 2016 and agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements of the Company made under Item 4.01 therein.

/s/ AWC (CPA) Limited

Certified Public Accountants